EXHIBIT 99.1

IMMEDIATE RELEASE
October 29, 2009

QUAINT OAK BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCBB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended September 30, 2009 was $139,000, or $0.12 per basic share, compared to $123,000 or $0.10 per basic share for the same period in 2008. Net income for the nine months ended September 30, 2009 was $338,000, compared to $367,000 for the same period in 2008, or $0.29 per basic share for both periods.

Robert T. Strong, President and Chief Executive Officer stated, “Net income for the third quarter ended September 30, 2009, has rebounded following the non-recurring expenses incurred during the second quarter of this year, particularly the special FDIC deposit insurance assessment.  In addition, not only has net income increased over comparable prior year periods but the cost of funds continues to decrease resulting in an increase in net interest margin.  We continue to experience a challenge in the origination of prudent loans due to the contraction of the local economy; however, we have continued to reduce the levels of non-performing loans as a percent of total loans to a modest 0.91% at September 30, 2009."

Mr. Strong continued, “During the third quarter, two significant items of note occurred.  The first was the launch of the Bank’s three new subsidiary companies.  As a result, the reported non-interest income during the quarter increased by $77,000 primarily as a result of these operations.  Secondly, the Company seized on an opportunity to bring John J. Augustine, CPA on board as our Chief Financial Officer.  “Jack” started with the Company and the Bank on October 5th.  We are very pleased that we have had the opportunity to shore up our infrastructure during this recessionary economic time frame and still be in a position to report increased earnings and improved margins.  We anticipate that these measures will enable us to forge ahead as the economy stabilizes.”

Mr. Strong added, “During this unprecedented time of negative impact on and attitude toward the financial sector, Quaint Oak Bank has continued to improve its financial performance.  We anticipate that market differential will occur as notice is taken of the better performing banks from others, along with a separation of view of the Wall Street banks from the local community banks.  As always, however, our current and continued focus remains on long-term profitability and payment of dividends supported by an active stock repurchase program.  This focus continues to reflect the Company’s strong commitment to shareholder value.”

Net income amounted to $139,000 for the three months ended September 30, 2009, an increase of $16,000, or 13.0% compared to net income of $123,000 for the same period in 2008.  The increase in net income on a comparative quarterly basis was primarily the result of the increases in net interest income of $108,000 and non-interest income of $77,000, and a decrease in the provision for income taxes of $3,000, which were offset by increases in non-interest expense of $159,000 and increases in the provision for loan losses of $13,000.

The $108,000, or 16.8% increase in net interest income for the three months ended September 30, 2009 over the comparable period in 2008 was driven by an increase in interest income of $111,000, or 8.9%, offset by an increase of $3,000, or 0.5% in interest expense.  The increase in interest income resulted primarily from an $11.8 million increase in average interest-earning assets, which was partially offset by a 33 basis point decrease in the overall yield on interest-earning assets to 5.99% for the three months ended September 30, 2009, from 6.32% for same period in 2008. The increase in interest expense resulted primarily from a $14.7 million increase in average interest-bearing liabilities, which was partially offset by a 72 basis point decrease in the overall cost of interest-bearing liabilities to 3.15% for the three months ended September 30, 2009, from 3.88% for the comparable period in 2008.  The average interest rate spread increased from 2.44% for the three months ended September 30, 2008, to 2.84% for the same period in 2009 while the net interest margin increased from 3.25% for the three months ended September 30, 2008, to 3.31% for the same period in 2009.

The $77,000 increase in non-interest income for the three months ended September 30, 2009 over the comparable period in 2008 was primarily attributable to the fees generated by Quaint Oak Bank’s mortgage banking, real estate sales and title insurance subsidiaries which began operation in July of 2009.

The $159,000 increase in non-interest expense was primarily attributable to a $64,000 increase in salaries and benefits, a $30,000 increase in FDIC deposit insurance assessments, a $25,000 increase in expenses related to other real estate owned, a $15,000 increase in occupancy and equipment expense and a $25,000 increase in other expenses for the three months ended September 30, 2009 compared to the same period in 2008.  The increase in salaries and benefits on a quarter-over-quarter basis was primarily attributable to the addition of employees as the Company expanded it operations.

For the nine months ended September 30, 2009, net income amounted to $338,000 compared to $367,000 for the same period in 2008.  The $29,000 decrease was primarily the result of the increases in non-interest expense of $474,000 and the provision for loan losses of $32,000, which were offset by increases in net interest income of $338,000, non-interest income of $111,000, and a decrease in income tax expense of $28,000.

The $338,000, or 18.2% increase in net interest income for the nine months ended September 30, 2009 over the comparable period in 2008 was driven by an increase in interest income of $391,000, or 10.6%, offset by an increase of $53,000, or 2.9% in interest expense.  The increase in interest income resulted primarily from a $12.3 million increase in average interest-earning assets, which was partially offset by a 30 basis point decrease in the overall yield on interest-earning assets to 6.13% for the nine months ended September 30, 2009, from 6.43% for same period in 2008. The increase in interest expense resulted primarily from a $14.6 million increase in average interest-bearing liabilities, which was partially offset by a 70 basis point decrease in the overall cost of interest-bearing liabilities to 3.38% for the nine months ended September 30, 2009, from 4.08% for the comparable period in 2008.  Both the average interest rate spread and net interest margin increased for the nine months ended September 30, 2009, to 2.75% and 3.30%, respectively, from 2.35% and 3.24%, respectively, for the same period in 2008.

The $474,000 increase in non-interest expense was primarily attributable to a $144,000 increase in salaries and benefits, a $97,000 increase in expenses related to other real estate owned, a $94,000 increase in professional fees, an $80,000 increase in FDIC deposit insurance assessments, a $22,000 increase in directors’ fees and expenses, a $14,000 increase in occupancy and equipment expense and a $23,000 increase in other expenses for the nine months ended September 30, 2009 compared to the same period in 2008.  The increase in salaries and benefits on a comparative nine months basis was primarily attributable to the addition of employees as the Company expanded it operations.

The Company’s total assets at September 30, 2009 were $93.6 million, an increase of $5.2 million, or 5.9%, from $88.4 million at December 31, 2008.  This increase was primarily due to growth in cash and cash equivalents of $5.7 million, loans receivable, net of the allowance for loan losses, of $1.7 million, premises and equipment of $1.0 million, and $252,000 of prepaid expenses and other assets.  The increase in premises and equipment was due to the purchase of a building on Union Boulevard in Allentown, Pennsylvania which serves as the offices for the three new subsidiaries.  Offsetting these increases were decreases in investment securities of $2.0 million and mortgage-backed securities of $1.5 million.  Asset growth for the nine months ended September 30, 2009 was primarily funded by a $9.3 million increase in deposits.  Deposit growth was also used to pay-down FHLB advances of $4.3 million.

Total interest-bearing deposits increased $9.3 million, or 15.7%, to $68.3 million at September 30, 2009 from $59.0 million at December 31, 2008.  This increase was attributable to increases of $7.0 million in certificates of deposit, $1.2 million in statement savings accounts and $1.1 million in e-savings accounts.

Total stockholders’ equity decreased $41,000 to $17.2 million at September 30, 2009 from $17.3 million at December 31, 2008.  This decrease was the result of the purchase of 51,109 shares of the Company’s common stock in the open-market as part of the Company’s stock repurchase program for an aggregate purchase price of $413,000, and dividends paid of $103,000, offset by net income for the nine months ended September 30, 2009 of $338,000 and $137,000 related to common stock earned by participants in the employee stock ownership plan and amortization of stock awards and options under our stock compensation plans.

Non-performing loans amounted to $648,000 or 0.91% of net loans receivable at September 30, 2009, consisting of seven loans, six of which are 90 days or more past due and accruing interest and one loan which is on non-accrual status compared to $439,000 at December 31, 2008.  The non-performing loans at September 30, 2009 include three home equity loans, two one-to-four family owner occupied residential loans, one commercial real estate loan and one one-to-four family non-owner occupied residential loan and all are generally well-collateralized or adequately reserved for.  Management does not anticipate any significant losses on these loans.  During the quarter ended September 30, 2009, one loan for $97,000 previously on non-accrual status was paid off while another loan for $209,000 was placed back on accrual status resulting in the receipt of approximately $25,000 of previously reversed and past due interest.  Not included in non-performing loans are performing troubled debt restructurings which totaled $1.3 million at September 30, 2009 compared to $921,000 at December 31, 2008.

The allowance for loan losses as a percent of total loans receivable was 1.12% at September 30, 2009 and 0.98% at December 31, 2008.   Other real estate owned was $940,000 at September 30, 2009 compared to $732,000 at December 31, 2008.  Non-performing assets amounted to $1.6 million, or 1.69% of total assets at September 30, 2009 compared to $1.2 million, or 1.3% of total assets at December 31, 2008.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its banking office located in Bucks County, Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

QUAINT OAK BANCORP, INC.
Balance Sheets
(In Thousands)

	At September 30, 2009	At December 31, 2008
ASSETS	(Unaudited)	(Unaudited)

Cash and cash equivalents	$ 6,745	$ 1,035
Investment in interest-earning time deposits	3,634	3,735
Investment securities held to maturity (fair value-2009 $250; 2008 $2,263)	250	2,250
Mortgage-backed securities held to maturity (fair value-2009 $8,804; 2008 $10,132)	8,306	9,777
Loans receivable, net of allowance for loan losses
September 30, 2008: $806; December 31, 2008: $689	71,024	69,310
Accrued interest receivable	407	355
Investment in FHLB stock, at cost	797	797
Bank premises and equipment, net	1,098	67
Prepaid expenses and other assets	1,307	1,055

Total Assets	$93,568	$88,381

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits, interest-bearing	$68,260	$58,981
Federal Home Loan Bank advances and other borrowings	7,297	11,150
Accrued interest payable	129	138
Advances from borrowers for taxes and insurance	490	729
Accrued expenses and other liabilities	160	110
Total Liabilities	76,336	71,108

Stockholders’ Equity	17,232	17,273

Total Liabilities and Stockholders’ Equity	$93,568	$88,381

QUAINT OAK BANCORP, INC.
Statements of Income
(In Thousands, except share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Interest Income	$1,360	$1,249	$4,081	$3,690
Interest Expense	609	606	1,881	1,828
Net Interest Income	751	643	2,200	1,862
Provision for Loan Losses	44	31	129	97
Net Interest Income after Provision for Loan Losses	707	612	2,071	1,765
Non-Interest Income	81	4	125	14
Non-Interest Expense	560	401	1,638	1,164
Income before Income Taxes	228	215	558	615
Income Taxes	89	92	220	248
Net Income	$139	$123	$338	$367

Per Common Share Data:	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Earnings per share - basic	$0.12	$0.10	$0.29	$0.29
Average shares outstanding - basic	1,145.673	1,266,199	1,171,690	1,255,655
Earnings per share - diluted	$0.12	$0.10	$0.29	$0.29
Average shares outstanding - diluted	1,145,923	1,299,151	1,171,951	1,258,257

	Three Months Ended September 30,		Nine Months Ended September 30,
Selected Operating Ratios:	2009	2008	2009	2008
Average yield on interest-earning assets	5.99%	6.32%	6.13%	6.43%
Average rate on interest-bearing liabilities	3.15%	3.88%	3.38%	4.08%
Average interest rate spread	2.84%	2.44%	2.75%	2.35%
Net interest margin	3.31%	3.25%	3.30%	3.24%
Average interest-earning assets to average interest-bearing liabilities	117.69%	126.56%	119.48%	128.09%
Efficiency ratio	67.31%	61.98%	70.45%	62.01%
Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	0.91%	3.17%	0.91%	3.17%
Non-performing assets as a percent of total assets	1.69%	2.45%	1.69%	2.45%
Allowance for loan losses as a percent of non-performing loans	124.38%	35.86%	124.38%	35.86%
Allowance for loan losses as a percent of total loans receivable	1.12%	1.12%	1.12%	1.12%

(1) Asset quality ratios are end of period ratios.

6